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                                                                    Exhibit 23.2








                          INDEPENDENT AUDITORS' CONSENT



The Board of Directors and
Shareholders of The Providence
Journal Company:


We consent to incorporation by reference in the registration statement (No. 33-63883) on Form S-8 of The Providence Journal Company of our report dated February 10, 1995 relating to the consolidated balance sheet of King Holding Corp. and subsidiaries as of December 31, 1994 and the related consolidated statements of operations, cash flows and stockholders' equity for each of the two years in the period ended December 31, 1994 and related schedule, which report appears in the December 31, 1995 annual report on Form 10-K of The Providence Journal Company.


/s/ Deloitte & Touche  LLP


Providence, Rhode Island
April 1, 1996